Exhibit 99.1

Contacts: UnionDrilling, Inc.
Christopher D. Strong, CEO
A.J. Verdecchia, CFO
817-735-8793

DRG&E
Ken Dennard / Ben Burnham
713-529-6600

UNION DRILLING REPORTS 2007

FOURTH QUARTER AND YEAR-END RESULTS

FT. WORTH, TX – March 5, 2008 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the quarter and fiscal year ended December 31, 2007.

Revenues for the fourth quarter of 2007 were $67.4 million, a decrease of 7% compared to revenues of $72.1 million in the fourth quarter of 2006. Net income in the fourth quarter of 2007 was $3.9 million, or $0.18 per diluted share, a 55% decline compared to net income of $8.6 million, or $0.40 per diluted share, during the fourth quarter of 2006. EBITDA for the fourth quarter of 2007 decreased 23% to $18.0 million compared to $23.5 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “Fourth quarter results, especially in our Appalachian and Arkoma Basin operations were substantially below the prior quarter and the fourth quarter of 2006. Reduced utilization of our lower horsepower rigs under short-term daywork contracts was the main driver of lower overall EBITDA. Above average precipitation and wide temperature fluctuation in Appalachia also hurt the performance of our rigs drilling under footage contracts. In Texas, we had some offhire on our Ideal rigs for warranty work and the installation of iron roughnecks that should be behind us. During the first two months of 2008, we have continued to experience low utilization, but we expect the recent above-average natural gas storage draws to be supportive of natural gas prices and drilling as we head into spring.”

Operating Statistics

The Company’s average revenue per revenue day increased 7% to $16,753 for the fourth quarter of 2007 compared to $15,677 for the fourth quarter of 2006, primarily due to the addition of several new rigs in its Texas division. These rigs earned a dayrate higher than the average rate earned in 2006, thus increasing the average rate per day. Average marketed rig utilization for the fourth quarter was 61.6%, down from 74.5% in the same period last year primarily as a result of a significant decrease in demand for smaller rigs in the Company’s fleet as well as adverse weather conditions over much of our Appalachian operating region. Revenue days totaled 4,021 days compared to 4,597 days for the same period last year. This 13% decrease is the result of lower utilization partially offset by the addition of several rigs to the fleet. Drilling margins totaled $23.5 million, or 35% of revenues, for the fourth quarter of 2007 versus $30.2 million, or 42% of revenues, in the fourth quarter of 2006. Average drilling margin per revenue day during the fourth quarter totaled $5,833 in 2007 versus $6,579 in the prior year period, a decline of 11%. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Full-Year Results

For the twelve months ended December 31, 2007, Union Drilling reported net income of $30.8 million, or $1.41 per diluted share, on revenues of $289.0 million, compared to net income of $31.9 million, or $1.47 per diluted share, on revenues of $256.9 million for 2006. EBITDA for 2007 was $93.7 million compared to $80.6 million reported in the same period last year. Revenues grew by approximately $32.1 million, or 12%, in fiscal year 2007 from fiscal year 2006, primarily due to the addition of new rigs in the Company’s Texas operations. This was partially offset by a lower demand for certain smaller rigs in the Company’s fleet.

Drilling margin for 2007 increased to $117.1 million, or 41% of revenues, compared to $101.8 million, or 40% of revenues last year. The Company totaled 17,421 revenue days on 68.0% utilization for the year versus 18,028 revenue days on 76.4% utilization for the same period in 2006. Utilization and revenue days during 2007 were negatively impacted by a significant decline in the demand for smaller rigs in the Company’s fleet, the transition of the Company’s Rocky Mountain rigs to the Fayetteville Shale, which was completed at the end of the second quarter of 2007, and an increase in the number of rigs available in the market. Revenue and drilling margin averaged $16,591 and $6,724 respectively per revenue day in 2007 compared to $14,252 and $5,648 during 2006.

Conference Call

Union Drilling’s management team will be holding a conference call on Thursday, March 6, 2008, at 9:30 a.m. eastern time. To participate in the call, dial (303) 262-2175 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through March 13, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11109037#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Ft. Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K.

Union Drilling, Inc.

Statements of Income

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues
Total revenues	67,365	72,067	289,035	256,944
Cost and expenses
Operating expenses	43,910	41,825	171,897	155,123
Depreciation and amortization	10,481	7,741	39,072	24,820
Trade name impairment charge	—	1,000	—	1,000
General and administrative	5,475	6,480	24,775	21,514

Total cost and expenses	59,866	57,046	235,744	202,457

Operating income	7,499	15,021	53,291	54,487
Interest expense	(322)	(314)	(1,824)	(527)
Gain (loss) on sale or disposal of assets	(77)	(278)	998	4
Other income	92	27	387	306

Income before income taxes	7,192	14,456	52,852	54,270
Income tax expense	3,325	5,829	22,020	22,418

Net income	$3,867	$8,627	$30,832	$31,852

Earnings per common share:
Basic	$0.18	$0.40	$1.41	$1.50

Diluted	$0.18	$0.40	$1.41	$1.47

Weighted-average common shares outstanding:
Basic	21,974,884	21,415,539	21,818,381	21,284,047

Diluted	22,004,127	21,693,734	21,940,210	21,660,792

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenues	$67,365	$72,067	$289,035	$256,944
Drilling margins	$23,455	$30,242	$117,138	$101,821
Revenue days	4,021	4,597	17,421	18,028
Marketed rig utilization	61.6%	74.5%	68.0%	76.4%
Revenue per revenue day	$16,753	$15,677	$16,591	$14,252
Drilling margin per revenue day	$5,833	$6,579	$6,724	$5,648

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20	$20
Accounts receivable (net of allowance for doubtful accounts of $311 and $839 at December 31, 2007 and 2006, respectively)	39,878	47,613
Inventories	1,201	1,073
Prepaid expenses and deposits	6,957	3,920
Assets held for sale	—	2,144
Deferred taxes	1,812	4,686

Total current assets	49,868	59,456
Goodwill	7,909	7,909
Intangible assets (net of accumulated amortization of $931 and $528 at December 31, 2007 and 2006, respectively)	2,069	2,472
Property, buildings and equipment (net of accumulated depreciation of $105,675 and $69,338 at December 31, 2007 and 2006, respectively)	217,359	187,084
Other assets	103	497

Total assets	$277,308	$257,418

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$13,545	$17,018
Current portion of notes payable for equipment	3,139	2,508
Other current obligations	—	2,333
Current portion of customer advances	4,530	1,613
Accrued expense and other liabilities	7,862	8,972

Total current liabilities	29,076	32,444
Revolving credit facility	9,578	27,810
Long-term notes payable for equipment	4,592	5,256
Deferred taxes	30,002	23,481
Customer advances and other long-term liabilities	651	828

Total liabilities	73,899	89,819
Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 21,974,884 and 21,523,577 shares issued and outstanding at December 31, 2007 and 2006, respectively	220	215
Additional paid in capital	141,659	136,686
Retained earnings	61,530	30,698

Total stockholders’ equity	203,409	167,599

Total liabilities and stockholders’ equity	$277,308	$257,418

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Calculation of EBITDA:
Net income	$3,867	$8,627	$30,832	$31,852
Interest expense	322	314	1,824	527
Income tax expense	3,325	5,829	22,020	22,418
Depreciation and amortization	10,481	7,741	39,072	24,820
Trade name impairment charge	—	1,000	—	1,000

EBITDA	$17,995	$23,511	$93,748	$80,617

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Calculation of drilling margin:
Operating income	$7,499	$15,021	$53,291	$54,487
Depreciation and amortization	10,481	7,741	39,072	24,820
Trade name impairment charge	—	1,000	—	1,000
General and administrative	5,475	6,480	24,775	21,514

Drilling margin	$23,455	$30,242	$117,138	$101,821
Revenue days	4,021	4,597	17,421	18,028
Drilling margin per revenue day	$5,833	$6,579	$6,724	$5,648